UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12B-25

NOTIFICATION OF LATE FILING

SEC File # 000-50431

(Check One): [X] Form 10-K [  ] Form 20-F [  ] Form 11-K  [  ] Form 10-Q [  ] Form N-SAR

For Period Ended: December 31, 2004

                 ----------------------

[   ]    Transition Report on Form 10-K

[   ]    Transition Report on Form 20-F

[   ]    Transition Report on Form 11-K

[   ]    Transition Report on Form 10-Q

[   ]    Transition Report on Form N-SAR

For the Transition Period Ended: __________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSIONS HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

 PART I - REGISTRANT INFORMATION

Full Name of Registrant:

International Debt Exchange Associates, Inc.

Former Name if Applicable:

Delightfully Frozen Corp.

Address of Principal Executive Office (Street and Number)

7531 Aberdon Road

City, State and Zip Code

Dallas, Texas 75252

PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

[X]

(a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b)  The subject annual report, semi-annual report, transition report on Form

     10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)  The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q,

N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Registrant hereby represents that it is unable to file its Annual Report on

Form 10-KSB for the year ended December 31, 2004 without unreasonable effort or expense. The Registrant was not able to complete its Annual Report within the necessary period of time. The Registrant further represents that the Form 10-KSB will be filed by no later than April 14, 2005, which is the 15th day following the date on which the Form 10-KSB was due.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

     Ken Graham                        (972)               735-9064

     ---------------------------      -----------------------------------------

     (Name)                           (Area Code)          (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the

     Securities and Exchange Act of 1934 or Section 30 of the Investment Company

     Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes  [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

International Debt Exchange Associates, Inc., Texas corporation, has caused this notification to be signed on its behalf by the undersigned, thereunto duly authorized.

March 29, 2005                 International Debt Exchange Associates, Inc.

                                           a Texas corporation

                                           By:      /s/ Ken Graham

                                                    ---------------------------

                                                    Ken Graham

                                           Its:     President

INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

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ATTENTION:

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL

CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).